Exhibit 10.5

N O N Q U A L I F I E D  S T O C K  O P T I O N  C E R T I F I C A T E

2019 Senior Executive Officer Award

Non-transferable

G R A N T  T O

[●]

(“Optionee”)

the right to purchase from CommScope Holding Company, Inc. (the “Company”)

[●] shares (the “Shares”) of its common stock, par value $0.01 (the “Common Stock”), at the price of $[●] per share (the “Exercise Price”).

This Option is granted pursuant to and subject to the provisions of the CommScope Holding Company, Inc. Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Option, Optionee shall be deemed to have agreed to the Terms and Conditions, including the restrictive covenants included in Appendix A to this Award Certificate, and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.  For purposes of this Award Certificate and the following Terms and Conditions, “Employer” shall mean the Affiliate that employs Optionee (to the extent Optionee is not directly employed by the Company).

Time-Vesting Options:  [●] (50%)

Performance-Vesting Options: [●] (50%)

The Time-Vesting Options and the Performance-Vesting Options may be referred to herein collectively as the “Option.”

IN WITNESS WHEREOF, CommScope Holding Company, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

CommScope Holding Company, Inc. By: Frank B. Wyatt, II Senior Vice President	Grant Date: May 15, 2019

TERMS AND CONDITIONS

1. Vesting of Time-Vesting Options. Unless vesting is accelerated as provided in the Plan, the Time-Vesting Options will vest and become exercisable on the earliest to occur of the following (each, a “Vesting Date”):

(a)	as to 20% of the Time-Vesting Options on each of March 1, 2020, March 1, 2021, March 1, 2022, March 1, 2023 and March 1, 2024, subject to Optionee’s Continuous Service on the applicable Vesting Date;
(b)	as to all of the Time-Vesting Options, on the termination of Optionee’s Continuous Service due to death or Disability;
(c)	as to the following amount, on the termination of Optionee’s Continuous Service due to Qualifying Retirement, provided such termination occurs on or after March 1, 2020:
(i)as to 20% of the Time-Vesting Options if Optionee’s Qualifying Retirement occurs on or after March 1, 2020 but before March 1, 2021;
(ii)as to 40% of the Time-Vesting Options if Optionee’s Qualifying Retirement occurs on or after March 1, 2021 but before March 1, 2022; and
(iii)as to all of the Time-Vesting Options if Optionee’s Qualifying Retirement occurs on or after March 1, 2022;
(d)

as to all of the Time-Vesting Options, on the occurrence of a Change in Control, unless the Time-Vesting Options are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or

(e)

as to all of the Time-Vesting Options, if the Time-Vesting Options are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, on the termination of Optionee’s employment by the Employer without Cause or Optionee’s resignation for Good Reason within two years after the effective date of the Change in Control.

For purposes of this Award Certificate, “Retirement” shall mean any termination of Optionee’s Continuous Service (other than for Cause or on account of Optionee’s death or Disability) after (i) attainment of age 65 (“Normal Retirement”), or (ii) attainment of age 55 and completion of at least ten (10) years of service with the Company (“Early Retirement”), or (iii) attainment of age 60 and completion of at least ten (10) years of service with the Company (“Qualifying Retirement”).

If Optionee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in (b), (c), (d) or (e) above, Optionee shall forfeit all right, title and interest in and to the then unvested portion of the Time-Vesting Options as of the date of such termination and the unvested portion of the Time-Vesting Options will expire immediately without further consideration or any act or action by Optionee.

2. Vesting of Performance-Vesting Options. Unless vesting is accelerated as provided in the Plan, the Performance-Vesting Options will vest as follows (each, a “Vesting Date”).

(a) Annual Performance-Based Vesting. Up to 20% of the Performance-Vesting Options shall be eligible to vest and become exercisable with respect to each of Fiscal Years 2019, 2020, 2021, 2022 and 2023 (each, a “Performance Year”), as follows (such vesting, the “Annual Performance-Based Vesting”), provided Optionee is then still providing Continuous Service to the Company or any Affiliate or has met the applicable Qualifying Retirement conditions under Section 2(c)(iii):

(i)

0% of the Performance-Vesting Options shall vest if the Committee determines that Adjusted EBITDA for the applicable Performance Year is less than “Minimum Adjusted EBITDA,” as set forth in Appendix B to this Award Certificate;

(ii)	5% of the Performance-Vesting Options shall vest if the Committee determines that Adjusted EBITDA for the applicable Performance Year is equal to Minimum Adjusted EBITDA;

(iii) Between 5% and 10% of the Performance-Vesting Options shall vest if the Committee determines that Adjusted EBITDA for the applicable Performance Year is between Minimum Adjusted EBITDA and “Target Adjusted EBITDA,” as set forth in Appendix B to this Award Certificate (the portion of the Performance-Vesting Options that shall vest and become exercisable in the applicable Performance Year being determined by the Committee to the nearest tenth of a percentage point using linear interpolation);

(iv)	10% of the Performance-Vesting Options shall vest if the Committee determines that Adjusted EBITDA for the applicable Performance Year is equal to Target Adjusted EBITDA;

(v) Between 10% and 20% of the Performance-Vesting Options shall vest if the Committee determines that Adjusted EBITDA for the applicable Performance Year is between Target Adjusted EBITDA and “Stretch Adjusted EBITDA,” as set forth in Appendix B to this Award Certificate (the portion of the Performance-Vesting Options that shall vest and become exercisable in the applicable Performance Year being determined by the Committee to the nearest tenth of a percentage point using linear interpolation);

(vi) 20% of the Performance-Vesting Options shall vest if the Committee determines that Adjusted EBITDA for the applicable Performance Year is equal to or exceeds Stretch Adjusted EBITDA.

(b) Cumulative Performance-Based Vesting. Except as provided below, the Performance-Vesting Options which fail to become vested and exercisable due to failure to meet performance goals under Section 2(a) (“Carry-Forward Options”)

shall be eligible for vesting each Performance Year, other than the 2019 Performance Year, in accordance with this Section 2(b) (such vesting, the “Cumulative Performance-Based Vesting”), provided Optionee is then still providing Continuous Service to the Company or any Affiliate or has met the applicable Qualifying Retirement conditions under Section 2(c)(iii):

(i)

0% of the then-outstanding Carry-Forward Options shall vest if the Committee determines that Cumulative Adjusted EBITDA for such Performance Year and all previous Performance Years is less than “Minimum Cumulative Adjusted EBITDA,” as set forth in Appendix B to this Award Certificate;

(ii)

25% of the then-outstanding Carry-Forward Options shall vest if the Committee determines that Cumulative Adjusted EBITDA for such Performance Year and all previous Performance Years is equal to Minimum Cumulative Adjusted EBITDA;

(iii) between 25% and 50% of the then-outstanding Carry-Forward Options shall vest if the Committee determines that Cumulative Adjusted EBITDA for such Performance Year and all previous Performance Years is between Minimum Cumulative Adjusted EBITDA and “Target Cumulative Adjusted EBITDA,” as set forth in Appendix B to this Award Certificate (the portion of the Carry-Forward Options that shall vest and become exercisable in the applicable Performance Year being determined by the Committee to the nearest tenth of a percentage point using linear interpolation);

(iv)

50% of the then-outstanding Carry-Forward Options shall vest if the Committee determines that Cumulative Adjusted EBITDA for such Performance Year and all previous Performance Years is equal to Target Cumulative Adjusted EBITDA

(v) between 50% and 100% of the then-outstanding Carry-Forward Options shall vest if the Committee determines that Cumulative Adjusted EBITDA for such Performance Year and all previous Performance Years is between Target Cumulative Adjusted EBITDA and “Stretch Cumulative Adjusted EBITDA,” as set forth in Appendix B to this Award Certificate (the portion of the Carry-Forward Options that shall vest and become exercisable in the applicable Performance Year being determined by the Committee to the nearest tenth of a percentage point using linear interpolation);

(vi) 100% of the then-outstanding Carry-Forward Options shall vest if the Committee determines that Cumulative Adjusted EBITDA for such Performance Year and all previous Performance Years is equal to or exceeds Stretch Cumulative Adjusted EBITDA.

Notwithstanding anything to the contrary, in no event shall more than 100% of the Performance-Vesting Options vest and become exercisable pursuant to this Option.

(c)	Certification and Vesting Date. The Performance-Vesting Options will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):
(i)

Annual Performance-Based Vesting and Cumulative Performance-Based Vesting for a given Performance Year, if any, shall occur on the date on which the Committee determines the Company’s Adjusted EBITDA for such Performance Year (or Cumulative Adjusted EBITDA for such Performance Year and all previous Performance Years, as the case may be) and certifies the level of vesting pursuant to Section 2(a) or Section 2(b), as applicable (each, a “Certification Date”), provided Optionee is still providing Continuous Service to the Company or any Affiliate on such Certification Date.

(ii)

If Optionee’s Continuous Service is terminated due to death or Disability, then the Performance-Vesting Options shall remain outstanding and eligible for continued Annual Performance-Based Vesting and Cumulative Performance-Based Vesting based upon actual performance over the then-current Performance Year and the remainder of the Performance Years (or, for Cumulative Performance-Based Vesting, over such Performance Years and all previous Performance Years, as the case may be), with any such vesting occurring on the Certification Dates for such Performance Years.

(iii)

If Optionee’s Continuous Service is terminated due to Optionee’s Qualifying Retirement, provided such termination occurs on or after March 1, 2020, then the Performance-Vesting Options shall remain outstanding and eligible for continued Annual Performance-Based Vesting and Cumulative Performance-Based Vesting based on actual performance over:

(A)

the then-current Performance Year (or, for Cumulative Performance-Based Vesting, over such Performance Year and all previous Performance Years, as the case may be), if Optionee’s Qualifying Retirement occurs on or after March 1, 2020 but before March 1, 2021, with any such vesting occurring on the Certification Date for such Performance Year;

(B)

the then-current Performance Year and the immediately following Performance Year (or, for Cumulative Performance-Based Vesting, over such Performance Years and all previous Performance Years, as the case may be), if Optionee’s Qualifying Retirement occurs on or after March 1, 2021 but before March 1, 2022, with any such vesting occurring on the applicable Certification Dates for such Performance Years; and

(C)

the then-current Performance Year and the remainder of the Performance Years (or, for Cumulative Performance-Based Vesting, over such Performance Years and all previous Performance Years, as the case may be), if Optionee’s Qualifying Retirement occurs on or after March 1, 2022, with any such vesting occurring on the applicable Certification Dates for such Performance Years.

(d)

Change in Control Vesting. Except as provided below, in the event of a Change in Control, a percentage of Performance-Vesting Options shall be eligible to vest if the value of the per Share consideration paid to the Company’s stockholders pursuant to such Change in Control (the “Acquisition Price”) is equal to or exceeds a certain multiple of the Exercise Price, as follows:

(i)If, in connection with a Change in Control, the Acquisition Price is equal to 2.0 times the Exercise Price, then the Performance-Vesting Options shall be eligible to vest with respect to that percentage of the Performance-Vesting Options equal to the excess, if any, of (x) 40% of the Performance-Vesting Options, over (y) the percentage of Performance-Vesting Options that vested pursuant to Section 2(a) and 2(b) prior to the date of the Change in Control;

(ii)If, in connection with a Change in Control, the Acquisition Price is between 2.0 times the Exercise Price and 3.5 times the Exercise Price, then the Performance-Vesting Options shall be eligible to vest with respect to that percentage of the Performance-Vesting Options equal to the excess, if any, of (x) between 40% and 100% of the Performance-Vesting Options (such portion being determined by the Committee to the nearest tenth of a percentage point using linear interpolation), over (y) the percentage of Performance-Vesting Options that vested pursuant to Section 2(a) and 2(b) prior to the date of the Change in Control;

(iii)If, in connection with a Change in Control, the Acquisition Price is equal to or greater than 3.5 times the Exercise Price, then all Performance-Vesting Options outstanding and unvested at such time shall be eligible to vest.

Any Performance-Vesting Options which become eligible to vest pursuant to this Section 2(d) shall vest and become exercisable on the earliest to occur of the following:

(A)

on the occurrence of the Change in Control, unless such Performance-Vesting Options are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or

(B)

if such Performance-Vesting Options are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, on the earliest to occur of (w) the first anniversary of the Change in Control, provided Optionee is still providing Continuous Service to the Company or any Affiliate on such date; (x) on the termination of Optionee’s employment due to death or Disability; (y) on the termination of Optionee’s employment by the Company without Cause; or (z) on Optionee’s Retirement or resignation for Good Reason.

3. Adjusted EBITDA and Adjustments in Adjusted EBITDA Targets. For purposes of this Award Certificate, the term “Adjusted EBITDA” shall mean “Operating Income (Loss),” as such term appears on the Company’s Consolidated Statement of Operations for the applicable fiscal year, increased or reduced by each of the following to the extent that any such item is used to determine “Operating Income (Loss)”: (i) depreciation; (ii) amortization; (iii) certain extraordinary, unusual or non-recurring charges, expenses or losses (including Impairment Charges in the Consolidated Statement of Operations); (iv) certain restructuring costs, integration costs and equity-based compensation expenses; (v) transaction fees and expenses and purchase accounting adjustments; and (vi) income or gains corresponding to certain extraordinary, unusual or non-recurring items.  In the event of an acquisition of any business, line of business or assets by the Company after the Grant Date, the Committee may, subject to Section 10.2 of the Plan, in good faith and in such manner as it may deem equitable, adjust the Adjusted EBITDA Targets and Cumulative Adjusted EBITDA Targets specified in Appendix B to reflect the projected effect of such transaction(s) or event(s) on such targets. In the event that, after the Grant Date, the Committee determines, in its sole discretion, that any disposition of any business, line of business or assets by the Company, any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company or the financial statements of the Company, or change in applicable laws, regulations, or changes in generally accepted accounting principles applicable to, or the accounting policies used by, the Company has occurred such that an adjustment to the Adjusted EBITDA Targets is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to the Option, then the Committee may, subject to Section 10.2 of the Plan, in good faith and in such manner as it may deem equitable, adjust the Adjusted EBITDA Targets specified in Appendix B to reflect the projected effect of such transaction(s) or event(s) on the Adjusted EBITDA Targets.

4. Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Option will lapse upon the earliest to occur of the following circumstances:

(a)	the Expiration Date;
(b)	three months after the termination of Optionee’s Continuous Service for any reason other than (i) for Cause or (ii) by reason of Optionee’s death, Disability or Retirement;
(c)	five years after the termination of Optionee’s Continuous Service by reason of his or her Normal Retirement;
(d)	two years after the termination of Optionee’s Continuous Service by reason of his or her Early Retirement;

(e)	five years after the termination of Optionee’s Continuous Service by reason of his or her Disability;
(f)

five years after Optionee’s death, if Optionee dies during his or her Continuous Service or during an applicable period described in subsections 4(b)-(e) above (upon Optionee’s death, the Option may be exercised by Optionee’s estate or other beneficiary designated pursuant to the Plan);

(g)	immediately upon the termination of Optionee’s Continuous Service if such termination is for Cause; or
(h)	immediately if Optionee breaches any of the covenants set forth in Appendix A.

The Committee may, prior to the lapse of the Option under the circumstances described in subsections (b) through (h) above, extend the time to exercise the Option as determined by the Committee in writing, but in no event may the Option be extended beyond the Expiration Date. If Optionee or his or her beneficiary exercises an Option after the termination of Optionee’s Continuous Service, the Option may be exercised only with respect to the Shares that were otherwise vested on the date of such termination or, if applicable, that become vested following a termination Optionee’s Continuous Service due to Qualifying Retirement pursuant to the terms of this Award Certificate.

5. Exercise of Option. The Option shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Company from time to time and (b) payment to the Company in full for the Shares subject to such exercise. If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be (i) in cash, (ii) by delivery (actual or by attestation) of Shares previously acquired by the purchaser, (iii) by withholding of Shares from the Option, in accordance with such procedures as the Company may establish from time to time, (iv) to the extent permitted by the Committee, through a broker-assisted cashless exercise program, or (v) any combination thereof, for the number of Shares specified in such written notice; provided that payment pursuant to clauses (ii), (iii), (iv) and (v) shall be subject to any contractual or legal limitations or restrictions imposed on the Company (including under any credit or similar agreement). Shares surrendered or withheld for this purpose shall be valued at their Fair Market Value on the date of exercise.

6. No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue to provide services to, the Company or any Affiliate

7. Payment of Taxes.

(a)	Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes),

social insurance, payroll tax, payment on account or other tax-related items resulting from the Options (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Optionee also acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, the subsequent sale of any Shares acquired pursuant to the Option and the receipt of any dividends, and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items.

(b)  If Optionee’s country of residence (and/or country of employment, if different) requires withholding of Tax-Related Items, the Company and/or the Employer shall withhold Shares or in the case of a sell to cover exercise of the Option, shall withhold a portion of the cash proceeds, that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld (as determined by the Company in good faith and in its sole discretion) with respect to the exercised Option.  For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the grant of the Option and the issuance of Shares hereunder.  In the event withholding in Shares is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Company or the Employer, the Company and/or Employer shall withhold an amount from Optionee’s regular salary and/or wages, or from any other amounts payable to Optionee, equivalent to the Tax-Related Items required to be withheld with respect to the exercised Option. Optionee will have no entitlement to the equivalent amount in Shares in the case of over withholding.  In the event the withholding requirements for Tax-Related Items are not satisfied through the withholding of Shares, sell to cover exercise or through withholding from Optionee’s regular salary and/or wages or other amounts payable to Optionee, no Shares will be issued to Optionee unless and until satisfactory arrangements (as determined by the Committee) have been made by Optionee with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to the Options.

(c)  If Optionee becomes subject to taxation in more than one jurisdiction, Optionee acknowledges and agrees that the Company and the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  By accepting the grant of the Option, Optionee expressly consents to the withholding of Shares, cash in the case of sell to cover exercise and/or the withholding of amounts from Optionee’s regular salary and/or wages, or other amounts payable to Optionee, as provided for hereunder.  All other Tax-Related Items related to any Shares acquired pursuant to the Option exercise are Optionee’s sole responsibility.

(d)

By accepting the Option, (i) Optionee agrees that he or she shall be subject to, and consents to the application of, any policy adopted by the Company that requires Optionee to sell Shares to satisfy any withholding obligations for Tax Related Items that arise with respect to this Award (a “Sell to Cover Policy”), and (ii) in connection with any such Sell to Cover Policy, Optionee hereby authorizes the plan administrator or other entity designated by the Company in its sole discretion to sell a number of Shares issued in connection with the exercise of the Option, which the Company determines, in its sole discretion, is sufficient to generate an amount to satisfy any tax withholding obligations for Tax Related Items, and to pay such amounts to the Company.

8. Restrictions on Transfer and Pledge. No right or interest of Optionee in the Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate. The Option is not assignable or transferable by Optionee other than to a beneficiary or by will or the laws of descent and distribution, but the Committee may (but need not) permit other transfers. The Option may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.

9. Restrictions on Issuance of Shares. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Option upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10. Stockholders Agreement; Registration Rights Agreement. As a condition to the issuance of Shares hereunder, Optionee agrees that such Shares shall be subject to all of the terms, conditions and restrictions contained in any Stockholders Agreement by and among the Company and the Company’s stockholders and in any Registration Rights Agreement by and among the Company and the Company’s stockholders and that Optionee will become a party to and subject to such Stockholders Agreement and such Registration Rights Agreement.

11. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

12. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

13. Severability. If any one or more of the provisions contained in this Award Certificate are invalid, illegal or unenforceable, the other provisions of this Award

Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.

15. Compensation Recoupment Policy. The Option and any Shares issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Optionee and to awards of this type. For purpose of the foregoing, Optionee expressly and explicitly authorizes the Company to issue instructions, on Optionee’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Shares and other amounts acquired under the Plan to reconvey, transfer or otherwise return such Shares and/or other amounts to the Company.

16. Restrictive Covenants. As a condition to Optionee’s receipt of the Option, Optionee agrees to the restrictive covenants set forth in Appendix A to this Award Certificate. In the event Optionee breaches any of the covenants set forth in Appendix A, all Options covered by this Award Certificate, whether vested or unvested, shall be immediately forfeited. Such forfeiture shall be in addition to any other right the Company may have with respect to any such violation or breach.

17.  Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Options granted to Optionee by electronic means and Optionee hereby consents to receive such documents by electronic delivery.

18.   Discretionary Nature of Plan; No Vested Rights.  Optionee acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of the Option under the Plan is a one-time benefit and does not create any contractual or other right to receive Options or benefits in lieu of the Option in the future.  Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an award, the number of shares of Stock subject to an award, the form of payment of an award, the vesting and exercise provisions. Optionee further acknowledges and agrees that any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Optionee’s employment with the Employer.

19.  Extraordinary Item of Compensation.  Optionee’s participation in the Plan is voluntary.  The value of the Option is an extraordinary item of compensation outside the scope of Optionee’s employment (and Optionee’s employment contract, if any).  As such, the Option is not part of Optionee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, retirement payments or similar payments.

20. Additional Requirements.  The Company reserves the right to impose other requirements on the Options to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with applicable laws, rules and regulations, or to facilitate the operation and administration of the Options.  Such requirements may include (but are not limited to) requiring Optionee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX A

Restrictive Covenants

As a condition of Optionee’s receipt of this Option, Optionee agrees to the following restrictions. This Appendix A constitutes part of the Terms and Conditions of the Award Certificate relating to the Option.

1. Acknowledgments.

(a)

Access to Confidential Information and Relationships. Optionee acknowledges and agrees that as a result of Optionee’s employment with the Company or an Affiliate, Optionee’s knowledge of and access to confidential and proprietary information, and Optionee’s relationships with the Company’s or its Affiliate’s customers and employees, Optionee would have an unfair competitive advantage if Optionee were to engage in activities in violation of the Restrictive Covenants. Optionee also acknowledges and agrees that these Restrictive Covenants are necessary to protect the trade secrets of Company.

(a)

No Undue Hardship. Optionee acknowledges and agrees that, in the event that his/her employment with the Company terminates, Optionee possesses marketable skills and abilities that will enable Optionee to find suitable employment without violating the Restrictive Covenants.

(b)

Voluntary Execution. Optionee acknowledges and affirms that he/she is entering into the Restrictive Covenants voluntarily by way of his/her acceptance of the Option, that he/she has read the Award Certificate and this Appendix A carefully and had a full and reasonable opportunity to consider the Option and the Restrictive Covenants (including an opportunity to consult with legal counsel), and that he/she has not been pressured or in any way coerced, threatened or intimidated into accepting the Option or entering into the Restrictive Covenants.

2. Definitions. The following capitalized terms used in this Appendix A shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(a)

“Business” means the business of designing, building, and selling (i) wired and wireless networks, (ii) radio frequency wireless networks including macro, metro, DAS and small cell solutions, (iii) indoor network solutions for commercial buildings, data centers, central offices and cable television head ends, (iv) outdoor network solutions for telecom service providers and cable TV networks, including FTTX solutions, (v) appliances at homes that deliver internet or paid TV, (vi) software and appliances in cable and telecom networks to create and manage signals for internet and video, and (vii) appliances in enterprises that deliver wired and wireless connectivity to end users, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of Optionee’s Termination Date, or during the two (2) years immediately prior to Optionee’s Termination Date.

(b)

“Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (i) is disclosed to Optionee or of which Optionee becomes aware as a consequence of his/her employment with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by N.C. Gen. Stat. § 66-152(3)); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(c)

“Material Contact” means (i) having dealings with a customer or potential customer on behalf of the Company; (ii) coordinating or supervising dealings with a customer or potential customer on behalf of the Company; (iii) obtaining Confidential Information about a customer or potential customer in the ordinary course of business as a result of Optionee’s employment with the Company; or (iv) receiving compensation, commissions, or earnings within the two (2) years prior to Optionee’s Termination Date that resulted from the sale or provision of products or services of the Company to a customer.

(d)	“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(e)	“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.
(f)

“Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Optionee has had Material Contact on behalf of the Company during his/her employment with the Company.

(g)	“Restrictive Covenants” means the restrictive covenants contained in Sections 3 through 6 of this Appendix A.
(h)	“Restricted Period” means any time during Optionee’s employment with the Company, as well as two (2) years from Optionee’s Termination Date.
(i)	Restricted Territory” means:

(i) the geographic area where the Company or an Affiliate engages in the Business on a material basis, which Optionee and the Company agree includes the United States of America (Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, and District of Columbia), Canada, Mexico, Argentina, Columbia, Brazil, the United Kingdom, Ireland, Italy, Belgium, France, Germany, the Netherlands, Spain, India, China, Japan, and Australia.; and

(ii) any other territory where Optionee is working on behalf of the Company during the one (1) year preceding the conduct in question (if the conduct occurs while Optionee is still employed by the Company) or Optionee’s Termination Date (if the conduct occurs after Optionee’s Termination).

(j)	“Termination” means the termination of Optionee’s employment with the Company, for any reason, whether with or without cause, upon the initiative of either party.
(k)	“Termination Date” means the date of Optionee’s Termination.

3. Restriction on Disclosure and Use of Confidential Information. Optionee agrees that Optionee shall not, directly or indirectly, use any Confidential Information on Optionee’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Optionee further agrees that he/she shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Award Certificate is not intended to, and does not, alter either the

Company’s rights or Optionee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Optionee shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Optionee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Optionee; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Optionee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Optionee has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4. Non-Competition. Optionee agrees that, during the Restricted Period, he/she will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in business activities that are competitive with any aspect of the Business within the Restricted Territory on his/her own or on behalf of any Person or any Principal or Representative of any Person; (ii) hold a position with any Person engaging in any business activities that are competitive with any aspect of the Business, whether as employee, consultant, or otherwise, in which (A) Optionee will have duties, or will perform or be expected to perform services for such Person, that relate to such business activities that are competitive with any aspect of the Business within the Restricted Territory (for the avoidance of doubt, to the extent Optionee will only have duties with respect to, and will only perform or be expected to perform services for, aspects of such Person’s business that are not competitive with any aspect of the Business, such activity shall not be restricted by the foregoing clause (A)), or (B) Optionee will use or disclose or be reasonably expected to use or disclose any Confidential Information for the purpose of providing, or attempting to provide, such Person with a competitive advantage with respect to such business activities that are competitive with any aspect of the Business within the Restricted Territory; or (iii) own any interest in or organize any Person which engages in any business activities that are competitive with any aspect of the Business within the Restricted Territory; provided, however, that nothing in this Section 4 shall prohibit or limit Optionee’s ability to purchase or hold, solely for investment purposes, up to two percent (2%) of the stock of any publicly traded entity (whether or not it engages in any business activities that are competitive with any aspect of the Business within the Restricted Territory) so long as Optionee is not actively involved in the management, operations or business thereof.

5. Non-Solicitation of Protected Customers. Optionee agrees that, during the Restricted Period, he/she shall not, without the prior written consent of the Company, directly or indirectly, on his/her own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

6. Non-Recruitment of Employees and Independent Contractors. Optionee agrees that during the Restricted Period, he/she shall not, directly or indirectly, whether on his/her own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company to terminate his/her employment or other relationship with the Company or to enter into employment or any other kind of business relationship with the Optionee or any other Person.

7. Enforcement of Restrictive Covenants.

(a)

Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Optionee breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Optionee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Optionee understands and agrees that if he/she violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Optionee understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from Optionee its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Optionee shall not be impaired in any way by the existence of a claim or cause of action on the part of Optionee based on, or arising out of, this Award Certificate or any other event or transaction.

(b)

Severability and Modification of Covenants. Optionee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Award Certificate or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Award Certificate shall be valid and enforceable.

8. Miscellaneous.

(a)

Applicable Law; Forum Selection; Consent to Jurisdiction. The Company and Optionee agree that this Award Certificate shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina without giving effect to its conflicts of law principles. Optionee agrees that the exclusive forum for any action to enforce this Award Certificate, as well as any action relating to or arising out of this Award Certificate, shall be the state or federal courts of the State of North Carolina. With respect to any such court action, Optionee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of the State of North Carolina are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b)	Severability. The invalidity or unenforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.
(c)

Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Award Certificate shall not be deemed a waiver or relinquishment of any right granted in this Award Certificate or of the future performance of any such term or condition or of any other term or condition of this Award Certificate, unless such waiver is contained in a writing signed by the party making the waiver.